Exhibit 5
May 5, 2006
Stewart Enterprises, Inc.
1333 South Clearview Parkway
Jefferson, LA 70121
Gentlemen:
     We have acted as counsel for Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 400,000 shares (the “Shares”) of the Class A Common Stock of the Company, no par value per share (the “Common Stock”), pursuant to the terms of the Stewart Enterprises, Inc. 2005 Directors Stock Plan (the “Plan”).
     Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued upon the terms described in the Plan, will be validly issued and outstanding, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.
By:	/s/ Margaret F. Murphy
Margaret F. Murphy, Partner